AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 1998

                                                      Registration No. 333-05987
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    ----------------------------------------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                   TO FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                    ----------------------------------------

                         CABLEVISION SYSTEMS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE

         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   11-3415180
                        (IRS EMPLOYER IDENTIFICATION NO.)

                               ONE MEDIA CROSSWAYS
                            WOODBURY, NEW YORK 11797
                            TELEPHONE: (516) 364-8450
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

              -----------------------------------------------------

                         CABLEVISION SYSTEMS CORPORATION
                            1985 EMPLOYEE STOCK PLAN
                            (FULL TITLE OF THE PLANS)

              -----------------------------------------------------


                                 ROBERT S. LEMLE
             EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         CABLEVISION SYSTEMS CORPORATION
                               ONE MEDIA CROSSWAYS
                            WOODBURY, NEW YORK 11797
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (516) 364-8450

          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                    ----------------------------------------





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


                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

         INTRODUCTORY STATEMENT

         On March 4, 1998, Cablevision Systems Corporation ("Old Cablevision") effected a holding company restructuring (the "Holding Company Restructuring") pursuant to an Amended and Restated Contribution and Merger Agreement, dated as of June 6, 1997 (the "Merger Agreement") by and among Old Cablevision, CSC Parent Corporation, a Delaware corporation (as renamed Cablevision Systems Corporation, the "Registrant"), CSC Merger Corporation, a Delaware corporation ("Merger Sub") and TCI Communications, Inc. Pursuant to the Merger Agreement Merger Sub was merged (the "Merger") with and into Old Cablevision, with Old Cablevision as the surviving corporation.

         As a result of the Merger, Old Cablevision became a direct wholly owned subsidiary of the Registrant. In addition, the Registrant changed its name from CSC Parent Corporation to Cablevision Systems Corporation. Each share of Class A Common Stock, par value $0.01 per share, of Old Cablevision issued and outstanding was converted into one share of Class A Common Stock, par value $0.01 per share, of the Registrant and each share of Class B Common Stock, par value $0.01 per share, of Old Cablevision issued and outstanding was converted into and exchanged for one share of Class B Common Stock, par value $0.01 per share, of the Registrant.

         POST-EFFECTIVE AMENDMENT

         This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act") in connection with the Holding Company Restructuring. In accordance with Rule 414 under the Securities Act, the Registrant, as the successor issuer to Old Cablevision, hereby expressly adopts this registration statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. The Cablevision Systems Corporation 1985 Employee Stock Plan to which this registration statement relates (the "Plan") shall be known as the Cablevision Systems Corporation 1985 Employee Stock Plan. Subsequent to the Holding Company Restructuring, the Plan will continue to cover employees or directors, as the case may be, of Old Cablevision and its subsidiaries. However, awards issued in accordance with the Plan shall be shares of stock, and options to purchase shares of stock, of the Registrant rather than shares of stock, and options to purchase shares of stock, of Old Cablevision. Additionally, the sponsor of the Plan shall be the Registrant rather than Old Cablevision.

         The applicable registration fees were paid at the time of the original filing of this registration statement.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Woodbury and the State of New York, on the 4th day of March, 1998.

                                       Cablevision Systems Corporation


                                       By:  /s/William J. Bell
                                          ----------------------------
                                          Name:   William J. Bell
                                          Title:  Vice Chairman

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 4, 1998.

        SIGNATURE                               TITLE
        ---------                               -----


   /s/James L. Dolan                Chief Executive Officer and Director
--------------------------          (Principal Executive Officer)
    James L. Dolan


  /s/William J. Bell                Vice Chairman and Director (Principal
--------------------------          Financial Officer)
    William J. Bell


  /s/Andrew B. Rosengard            Executive Vice President, Financial
--------------------------          Planning and Controller
  Andrew B. Rosengard


  /s/Charles F. Dolan               Chairman of the Board of Directors
--------------------------
   Charles F. Dolan


                                    Director
--------------------------
  Leo J. Hindrey, Jr.


 /s/Marc A. Lustgarten              Vice Chairman and Director
--------------------------
  Marc A. Lustgarten


  /s/Thomas C. Dolan                Director
--------------------------
    Thomas C. Dolan


  /s/Robert S. Lemle                Executive Vice President, General
---------------------------         Counsel, Secretary and Director
    Robert S. Lemle

  /s/Sheila A. Mahony               Senior Vice President and Director
---------------------------
   Sheila A. Mahony


                                    Director and Chairman of the
---------------------------         Executive Committee
      John Tatta


  /s/Patrick F. Dolan               Director
---------------------------
   Patrick F. Dolan


                                    Director
---------------------------
    John C. Malone


 /s/Charles D. Ferris               Director
---------------------------
   Charles D. Ferris


 /s/Richard H. Hochman              Director
---------------------------
  Richard H. Hochman


                                    Director
---------------------------
    Victor Oristano


    /s/Vincent Tese                 Director
---------------------------
     Vincent Tese